Exhibit 99.1
Schrödinger Reports Strong Fourth Quarter and Full-Year 2023 Financial Results

Achieved Fourth Quarter Software Revenue of $68.7 Million, a 44% Increase Over Fourth Quarter 2022

Delivered 20% Annual Total Revenue Growth, with Total Revenue of $216.7 Million

Expects Software Revenue Growth of 6% to 13% in 2024

New York, February 28, 2024 – Schrödinger, Inc. (Nasdaq: SDGR), whose physics-based computational platform is transforming the way therapeutics and materials are discovered, today announced financial results for the fourth quarter and full-year ended December 31, 2023, and provided its financial outlook for 2024.

“I am very pleased with the progress we made in 2023, delivering 20 percent total revenue growth and reporting our largest quarter for software revenue in our history. We also advanced our pipeline of collaborative and proprietary programs and were pleased to see companies we co-founded achieve significant corporate and development milestones, further validating our platform,” said Ramy Farid, Ph.D., chief executive officer of Schrödinger. “Looking ahead, we are continuing to focus on investing in the science that underlies our platform, increasing customer adoption, and advancing our proprietary pipeline, which now includes two clinical-stage programs. We expect data readouts from our first two patient studies in late 2024 or 2025 and are on track to progress a third program to the clinic this year.”

Fourth Quarter 2023 Financial Results
•Total revenue for the fourth quarter increased 30.4% to $74.1 million, compared to $56.8 million in the fourth quarter of 2022.
•Software revenue for the fourth quarter increased 43.6% to $68.7 million, compared to $47.8 million in the fourth quarter of 2022. Multi-year agreements contributed significantly to revenue in the quarter with additional contribution from larger renewals of annual contracts among existing customers.
•Drug discovery revenue was $5.5 million for the fourth quarter, compared to $9.0 million in the fourth quarter of 2022. The decrease reflects collaboration milestones that favorably impacted the fourth quarter of 2022.
•Software gross margin increased to 87% for the fourth quarter, compared to 83% in the fourth quarter of 2022.
•Operating expenses were $87.2 million for the fourth quarter, compared to $67.2 million for the fourth quarter of 2022.
•Other expense, which includes changes in fair value of equity investments and interest income/expense, was $1.9 million for the fourth quarter, compared to other income of $1.2 million for the fourth quarter of 2022.
•Net loss for the fourth quarter was $30.7 million, compared to $27.2 million in the fourth quarter of 2022.

	Three Months Ended
	December 31,
	2023	2022	% Change
	(in millions)
Total revenue	$74.1	$56.8	30.4%
Software revenue	68.7	47.8	43.6%
Drug discovery revenue	5.5	9.0	(39.4)%
Software gross margin	87%	83%
Operating expenses	$87.2	$67.2	29.6%
Other (expense) income	$(1.9)	$1.2	(258.4)%
Net loss	$(30.7)	$(27.2)	12.7%

Full Year 2023 Financial Results
•Total revenue for the full year increased 19.7% to $216.7 million, compared to $181.0 million for 2022.
•Software revenue for the full year increased 17.4% to $159.1 million, compared to $135.6 million for 2022. Multi-year agreements contributed significantly to revenue growth with additional contribution from larger renewals of annual contracts among existing customers.
•Drug discovery revenue for the full year was $57.5 million compared to $45.4 million for 2022. The first quarter of 2023 included a $25.0 million milestone from BMS.
•Software gross margin was 81% for the full year, compared to 78% for 2022.
•Operating expenses were $318.1 million for the full year, compared to $247.8 million for 2022, primarily due to higher research and development expense.
•Other income, which includes gains/loss on equity investments, changes in fair value of such investments and interest income/expense, was $220.4 million for the full year, compared to other expense of $2.3 million for 2022.
•Net income for the full year was $40.7 million, compared to a loss of $149.2 million for 2022.
•At December 31, 2023, Schrödinger had cash, cash equivalents, restricted cash and marketable securities of approximately $468.8 million, compared to approximately $502.5 million at September 30, 2023 and $456.3 million at December 31, 2022. In the first half of 2023, Schrödinger received $147.2 million in cash distributions from Nimbus Therapeutics in connection with Takeda’s acquisition of Nimbus Lakshmi, Inc., a wholly-owned subsidiary of Nimbus, and its tyrosine kinase 2 inhibitor.

	Twelve Months Ended
	December 31,
	2023	2022	% Change
	(in millions)
Total revenue	$216.7	$181.0	19.7%
Software revenue	159.1	135.6	17.4%
Drug discovery revenue	57.5	45.4	26.8%
Software gross margin	81%	78%
Operating expenses	$318.1	$247.8	28.4%
Other income (expense)	$220.4	$(2.3)	(9,643.8)%
Net income (loss)	$40.7	$(149.2)	(127.3)%

For the three and twelve months ended December 31, 2023, Schrödinger reported a net loss of $30.7 million and net income of $40.7 million, respectively, compared to net losses of $27.2 million and $149.2 million for the three and twelve months ended December 31, 2022, respectively.

For the three and twelve months ended December 31, 2023, Schrödinger reported non-GAAP net losses of $23.0 million and $157.8 million, respectively, compared to non-GAAP net losses of $25.9 million and $142.9 million for the three and twelve months ended December 31, 2022, respectively. See “Non-GAAP Information” below and the table at the end of this press release for a reconciliation of non-GAAP net income (loss) to GAAP net income (loss).

Full Year 2023 Key Performance Indicators (KPIs)
Schrödinger today reported 2023 key performance indicators for both the software and drug discovery components of its business.

Software. Total annual contract value (ACV) increased 9.7% to $154.2 million, and the ACV of Top 10 customers also increased 9.7% to $51.0 million. The number of customers with an ACV of at least $1 million increased to 27 from 18, and the number of customers with an ACV of at least $5 million was unchanged at four. Schrödinger’s customer retention rate among customers with an ACV of at least $500,000 was 98% and the number of such customers increased from 52 to 54.

Drug discovery. Schrödinger ended 2023 with 12 ongoing programs eligible for royalties, compared to 15 the previous year. For the year ended December 31, 2023, the number of collaborators since 2018 was unchanged at 17.

Software KPI	2023	2022
Total annual contract value (ACV)	$154.2 million	$140.6 million
ACV of Top 10 customers	$51.0 million	$46.5 million
Number of customers with at least $5M in ACV	4	4
Number of customers with at least $1M in ACV	27	18
Number of customers with at least $500,000 in ACV	54	52
Number of customers with at least $100,000 in ACV	222	227
Customer retention rate with at least $500,000 in ACV	98%	100%
Customer retention with at least $100,000 ACV	92%	96%
Number of active customers with ACV of at least $1,000	1,785	1,748

Drug Discovery KPI	2023	2022
Ongoing programs eligible for royalties	12	15
Number of collaborators since 2018	17	17

For additional information about the company’s KPIs, see “Operating Metrics” below.

2024 Financial Outlook
As of February 28, 2024, Schrödinger provided the following expectations for the fiscal year ending December 31, 2024:
•Software revenue growth is expected to range from 6% to 13%.
•Drug discovery revenue is expected to range from $30 million to $35 million.
•Software gross margin is expected to be similar to software gross margin for the full year 2023.
•Operating expense growth in 2024 is expected to range from 8% to 12%.
•Cash used for operating activities in 2024 is expected to be above cash used for operating activities in 2023.

For the first quarter of 2024, software revenue is expected to range from $33 million to $35 million.
“We had a very strong year in 2023, with significant growth in our software and drug discovery revenue and substantial progress in our proprietary pipeline and at our co-founded companies. In 2023 we benefited from the renewal of large contracts with long-term software customers, as well as a significant increase in the number of customers with annual contract values over $1 million,” stated Geoff Porges, MBBS, chief financial officer of Schrödinger. “We see many opportunities to drive continuing software revenue growth in 2024 and beyond, and are very excited by the value we are building in our proprietary portfolio, and in our ventures and partnerships”.

Key Highlights
Platform

•In February, Schrödinger scientists published commentary in Cell describing how free energy perturbation (FEP+) can be used to validate and optimize ML-predicted structures, increasing the number of targets that can be evaluated and enabling computational drug design against an increasing number of targets and off-targets such as hERG.

•In December, Schrödinger scientists co-authored a paper describing the application of induced-fit docking and FEP+ to significantly improve the utility of predicted structures of certain GPCRs. GPCRs are an important class of drug targets; however, obtaining experimental GPCR structures has been historically challenging. This research demonstrates the potential to leverage predicted structures, further expanding the domain of applicability for Schrödinger’s platform.

•In November, Schrödinger and AbbVie scientists published a paper demonstrating that FEP+ can be used to accurately predict the thermodynamic aqueous solubility of small molecules, a critical attribute of drug candidates that can impact efficacy and drug formulation. Schrödinger’s FEP+ exhibited better correlations to experimental solubility compared to state-of-the-art machine learning approaches.

Pipeline
•In December, Schrödinger presented initial data showing that its novel MALT1 inhibitor, SGR-1505, was well tolerated in a Phase 1 study of 73 healthy volunteers. No drug-related serious adverse events or dose limiting toxicities were observed in the study. The data also confirmed target engagement, with greater than 90 percent inhibition of IL-2 secretion in activated T cells, a pharmacodynamic goal of the study.

Schrödinger presented preclinical data for SGR-1505 at the American Society of Hematology (ASH) Annual Meeting in December. The data demonstrated that SGR-1505 has favorable attributes and the potential for combination activity with standard-of-care agents in B-cell malignancies. The company also presented preliminary clinical biomarker information for SGR-1505, showing pharmacodynamic evidence of MALT1 inhibition.

The company continues to advance the Phase 1 dose-escalation study of SGR-1505 in relapse/refractory B-cell malignancy patients, and enrollment is ongoing in the U.S. and EU. The company expects to report initial data from this study in late 2024 or 2025.

•Also at ASH, Schrödinger presented preclinical data for SGR-2921, its CDC7 inhibitor, showing the anti-proliferative effects of SGR-2921 in treatment-resistant acute myeloid leukemia (AML) patient-derived samples, as well as reduction of blasts in multiple AML models. A Phase 1 study of SGR-2921 is ongoing in patients with AML or myelodysplastic syndrome, and the company expects to report initial data from the study in late 2024 or 2025.

•Schrödinger continues to progress SGR-3515, its Wee1/Myt1 inhibitor, through IND-enabling activities and expects an IND submission in the first half of 2024 and start a Phase 1 trial in the second half of 2024.

•Schrödinger is advancing its discovery pipeline, including three recently disclosed novel medicines targeting EGFRC797S, PRMT5-MTA and NLRP3. The company continues to anticipate submitting at least one IND in 2025.

Webcast and Conference Call Information
Schrödinger will host a conference call to discuss its fourth quarter and full year 2023 financial results on Wednesday, February 28, 2024, at 4:30 p.m. ET. The live webcast can be accessed under “News & Events” in the investors section of Schrödinger’s website, https://ir.schrodinger.com/news-and-events/event-calendar. To participate in the live call, please register for the call here. It is recommended that participants register at least 15 minutes in advance of the call. Once registered, participants will receive the dial-in information. The archived webcast will be available on Schrödinger’s website for approximately 90 days following the event.

Non-GAAP Information
Included in this press release is certain financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The company presents non-GAAP net income (loss) and non-GAAP net income (loss) per share, which exclude gains and losses on equity investments, changes in fair value of equity investments, and income tax benefits and expenses. Adjusting net income to exclude the impact of these items results in a financial presentation for the company without the impact of our equity investments and tax benefits and expenses. Management believes non-GAAP net income (loss) and non-GAAP net income (loss) per share are useful measures for investors, taken in conjunction with the company’s GAAP financial statements because they provide greater period-over-period comparability with respect to the company’s operating performance, by excluding non-cash mark-to-market and other valuation adjustments for the company’s equity investments, non-recurring cash distributions from the company’s equity investments and the tax impact of these distributions that are not reflective of the ongoing operating performance of the business. However, the non-GAAP measures should be considered only in addition to, not as a substitute for or as superior to, net income (loss) and net income (loss) per share or other financial measures prepared in accordance with GAAP.

Other companies in Schrödinger’s industry may calculate non-GAAP net income (loss) and non-GAAP net income (loss) per share, differently than we do, limiting their usefulness as comparative measures. For a reconciliation of non-GAAP net income (loss) and non-GAAP net income (loss) per share to GAAP net income (loss) and GAAP net income (loss) per share, respectively, please refer to the tables at the end of this press release.

About Schrödinger
Schrödinger is transforming the way therapeutics and materials are discovered. Schrödinger has pioneered a physics-based computational platform that enables discovery of high-quality, novel molecules for drug development and materials applications more rapidly and at lower cost compared to traditional methods. The software platform is licensed by biopharmaceutical and industrial companies, academic institutions, and government laboratories around the world. Schrödinger’s multidisciplinary drug discovery team also leverages the software platform to advance a portfolio of collaborative and proprietary programs to address unmet medical needs.
Founded in 1990, Schrödinger has approximately 850 employees and is engaged with customers and collaborators in more than 70 countries. To learn more, visit www.schrodinger.com, follow us on LinkedIn and Instagram, or visit our blog, Extrapolations.com.

Operating Metrics
To supplement the financial measures presented in this press release and related conference call or webcast in accordance with generally accepted accounting principles in the United States (GAAP), Schrödinger also presents certain other performance metrics, such as annual contract value and customer retention rate.

Annual Contract Value (ACV). Schrödinger tracks the ACV for each customer. With respect to contracts that have a duration of one year or less, or contracts of more than one year in duration that are billed annually, ACV is defined as the contract value billed during the applicable period. For contracts with a duration of more than one year that are billed upfront, ACV in each period represents the total billed contract value divided by the term. ACV should be viewed independently of revenue and does not represent revenue calculated in accordance with GAAP on an annualized basis, as it is an operating metric that can be impacted by contract execution start and end dates and renewal rates. ACV is not intended to be a replacement for, or forecast of, revenue.

Customer Retention for our customers with an ACV of at least $100,000 or $500,000. Schrödinger calculates year-over-year customer retention for its customers in this cohort by starting with the number of customers it had in the previous fiscal year. Schrödinger then calculates how many of these customers were active customers in the current fiscal year. Schrödinger then divides this number by the number of customers with an ACV of at least $100,000 or $500,000, as applicable, that Schrödinger had in the previous fiscal year to arrive at the year-over-year customer retention rate for such customers.

Active Customers. Schrödinger defines an active customer as a customer that had an ACV of at least $1,000 in the fiscal year. Schrödinger uses $1,000 as a threshold for defining its active customers as this amount will generally exclude customers that only license its PyMOL software, which is its open-source molecular visualization system broadly available at low cost.

Ongoing programs eligible for royalties. Schrödinger tracks the aggregate number of collaborative and partnered programs for which the Company is eligible to receive any amount of future royalties on sales, if any.
Numbers of collaborators since 2018. Schrödinger tracks the aggregate number of collaborators that the Company has collaborated with, or partnered with, for drug discovery and drug development since 2018. The number of collaborators presented is a cumulative number and the Company only includes those collaborations from which the Company has derived revenue from since January 1, 2018.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 including, but not limited to those statements regarding Schrödinger’s expectations about the speed and capacity of its computational platform, its financial outlook for the fiscal year ending December 31, 2024 and first quarter ending March 31, 2024, its plans to continue to invest in research and its strategic plans to accelerate the growth of its software licensing business and advance its collaborative and proprietary drug discovery programs, the long-term potential of its business, its ability to improve and advance the science underlying its platform, the initiation, timing, progress, and results of its proprietary drug discovery programs and product candidates and the drug discovery programs and product candidates of its collaborators, the clinical potential and favorable properties of its CDC7, MALT1, and Wee1 inhibitors, including SGR-1505, SGR-2921, and SGR-3515, the clinical potential and favorable properties of its collaborators’ product candidates, as well as expectations related to the use of its cash, cash equivalents and marketable securities. Statements including words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and statements in the future tense are forward-looking statements. These forward-looking statements reflect Schrödinger’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the company and on assumptions the company has made. Actual results may differ materially from those described in these forward-looking statements and are subject to a variety of assumptions, uncertainties, risks and important factors that are beyond Schrödinger’s control, including the demand for its software platform, its ability to further develop its computational platform, its reliance upon third-party providers of cloud-based infrastructure to host its software solutions, factors adversely affecting the life sciences industry, fluctuations in the value of the U.S. dollar and foreign currencies, its reliance upon its third-party drug discovery collaborators, the uncertainties inherent in drug development and commercialization, such as the conduct of research activities and the timing of and its ability to initiate and complete preclinical studies and clinical trials, whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials, uncertainties associated with the regulatory review of IND submissions, clinical trials and applications for marketing approvals, the ability to retain and hire key personnel and other risks detailed under the caption “Risk Factors” and elsewhere in the company’s Securities and Exchange Commission filings and reports, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the Securities and Exchange Commission on February 28, 2024, as well as future filings and reports by the company. Any forward-looking statements contained in this press release speak only as of the date hereof. Except as required by law, Schrödinger undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, changes in expectations or otherwise.

Contacts:
Matthew Luchini (Investors)
Schrödinger, Inc.
matthew.luchini@schrodinger.com
917-719-0636

Allie Nicodermo (Media)
Schrödinger, Inc.
allie.nicodermo@schrodinger.com
480-251-3144

Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except for share and per share amounts)

	Year Ended December 31,
	2023	2022	2021
Revenues:
Software products and services	$159,124	$135,578	$113,236
Drug discovery	57,542	45,377	24,695
Total revenues	216,666	180,955	137,931
Cost of revenues:
Software products and services	29,514	29,576	26,495
Drug discovery	46,460	50,357	45,816
Total cost of revenues	75,974	79,933	72,311
Gross profit	140,692	101,022	65,620
Operating expenses:
Research and development	181,766	126,372	90,904
Sales and marketing	37,226	30,642	22,150
General and administrative	99,148	90,825	64,009
Total operating expenses	318,140	247,839	177,063
Loss from operations	(177,448)	(146,817)	(111,443)
Other income (expense):
Gain (loss) on equity investments	147,213	11,825	(1,781)
Change in fair value	53,461	(18,084)	11,359
Other income	19,693	3,950	1,057
Total other income (expense)	220,367	(2,309)	10,635
Income (loss) before income taxes	42,919	(149,126)	(100,808)
Income tax expense	2,199	63	411
Net income (loss)	40,720	(149,189)	(101,219)
Net income (loss) attributable to noncontrolling interest	—	(3)	(826)
Net income (loss) attributable to Schrödinger common and limited common stockholders	$40,720	$(149,186)	$(100,393)
Net income (loss) per share attributable to Schrödinger common and limited common stockholders, basic:	$0.57	$(2.10)	$(1.42)
Weighted average shares used to compute net income (loss) per share attributable to Schrödinger common and limited common stockholders, basic:	71,776,301	71,173,419	70,594,950
Net income (loss) per share attributable to Schrödinger common and limited common stockholders, diluted:	$0.54	$(2.10)	$(1.42)
Weighted average shares used to compute net income (loss) per share attributable to Schrödinger common and limited common stockholders, diluted:	74,986,816	71,173,419	70,594,950

Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except for share and per share amounts)

Assets	December 31, 2023	December 31, 2022
Current assets:
Cash and cash equivalents	$155,315	$90,474
Restricted cash	5,751	5,243
Marketable securities	307,688	360,613
Accounts receivable, net of allowance for doubtful accounts of $220 and $125	65,992	55,953
Unbilled and other receivables, net for allowance for unbilled receivables of $100 and $100	23,124	13,137
Prepaid expenses	9,926	8,569
Total current assets	567,796	533,989
Property and equipment, net	23,325	14,244
Equity investments	83,251	25,683
Goodwill	4,791	4,791
Intangible assets, net	—	587
Right of use assets - operating leases	117,778	105,982
Other assets	6,014	3,311
Total assets	$802,955	$688,587
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$16,815	$9,470
Accrued payroll, taxes, and benefits	31,763	24,882
Deferred revenue	56,231	57,931
Lease liabilities - operating leases	16,868	11,006
Other accrued liabilities	11,996	5,510
Total current liabilities	133,673	108,799
Deferred revenue, long-term	9,043	25,598
Lease liabilities - operating leases, long-term	111,014	105,485
Other liabilities, long-term	667	800
Total liabilities	254,397	240,682
Stockholders’ equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; zero shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	—	—
Common stock, $0.01 par value. Authorized 500,000,000 shares; 62,977,316 and 62,163,739 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	630	622
Limited common stock, $0.01 par value. Authorized 100,000,000 shares; 9,164,193 shares issued and outstanding at December 31, 2023 and December 31, 2022, respectively	92	92
Additional paid-in capital	885,973	828,700
Accumulated deficit	(338,418)	(379,138)
Accumulated other comprehensive loss	281	(2,382)
Total stockholders’ equity of Schrödinger stockholders	548,558	447,894
Noncontrolling interest	—	11
Total stockholders’ equity	548,558	447,905
Total liabilities and stockholders’ equity	$802,955	$688,587

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Year Ended December 31,
	2023	2022	2021
Cash flows from operating activities:
Net income (loss)	$40,720	$(149,189)	$(101,219)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
(Gain) loss on equity investments	(147,213)	(11,825)	1,781
Noncash revenue from equity investments	—	—	(107)
Fair value adjustments	(53,461)	18,084	(11,359)
Depreciation and amortization	5,552	4,344	2,847
Stock-based compensation	47,841	39,630	26,490
Noncash research and development expenses	—	—	811
Noncash investment (accretion) amortization	(7,761)	629	5,270
Loss on disposal of property and equipment	142	19	140
(Increase) decrease in assets, net of acquisition:
Accounts receivable, net	(10,039)	(23,697)	(321)
Unbilled and other receivables	(9,987)	(4,253)	(5,187)
Reduction in the carrying amount of right of use assets - operating leases	7,766	7,287	5,799
Prepaid expenses and other assets	(8,462)	(7,067)	(1,121)
Increase (decrease) in liabilities, net of acquisition:
Accounts payable	7,321	1,179	(411)
Accrued payroll, taxes, and benefits	6,881	6,477	6,405
Deferred revenue	(18,256)	(1,903)	(1,028)
Lease liabilities - operating leases	(3,694)	1,900	(2,949)
Other accrued liabilities	5,917	(1,298)	3,490
Net cash used in operating activities	(136,733)	(119,683)	(70,669)
Cash flows from investing activities:
Purchases of property and equipment	(13,403)	(8,014)	(7,167)
Purchases of equity investments	(4,125)	(600)	(3,700)
Distribution from equity investment	147,213	11,825	375
Proceeds from sale of equity investments	—	—	15,735
Acquisition, net of acquired cash	—	(6,427)	—
Purchases of marketable securities	(320,624)	(271,472)	(414,802)
Proceeds from maturity of marketable securities	383,973	364,711	392,747
Net cash provided by (used in) investing activities	193,034	90,023	(16,812)
Cash flows from financing activities:
Issuances of common stock upon stock option exercises	9,440	2,110	7,927
Payment of offering costs	(373)	—	—
Principal payments on finance leases	(19)	—	—
Contribution by noncontrolling interest	—	—	25
Net cash provided by financing activities	9,048	2,110	7,952
Net increase (decrease) in cash and cash equivalents and restricted cash	65,349	(27,550)	(79,529)
Cash and cash equivalents and restricted cash, beginning of year	95,717	123,267	202,796
Cash and cash equivalents and restricted cash, end of year	$161,066	$95,717	$123,267

Supplemental disclosure of cash flow and noncash information
Cash paid for income taxes	$2,828	$787	$448
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment in accounts payable	192	169	705
Purchases of property and equipment in accrued liabilities	457	293	—
Acquisition of right of use assets - operating leases, contingency resolution	514	1,513	—
Acquisition of right of use assets - operating leases	15,085	34,763	71,054
Acquisition of lease liabilities - operating leases	15,085	34,430	71,054
Acquisition of right of use assets in exchange for lease liabilities - finance leases	279	—	—

Reconciliation of GAAP to Non-GAAP Financial Measures

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2023	2022	2021	2023	2022	2021
	(in thousands, except per share data)
Net (loss) income (GAAP)	$(30,670)	$(27,207)	$(30,713)	$40,720	$(149,186)	$(100,393)
Income tax (benefit) expense	(842)	(136)	274	2,199	63	411
Loss (gain) on equity investments	109	—	—	(147,213)	(11,825)	(1,781)
Change in fair value	8,408	1,493	(7,920)	(53,461)	18,084	11,359
Non-GAAP net loss	$(22,995)	$(25,850)	$(38,359)	$(157,755)	$(142,864)	$(90,404)
Net (loss) income per share attributable to Schrödinger common and limited common stockholders, basic:	$(0.32)	$(0.36)	$(0.54)	$0.57	$(2.10)	$(1.42)
Weighted average shares used to compute net (loss) income per share attributable to Schrödinger common and limited common stockholders, basic:	72,062,761	71,270,563	70,930,410	71,776,301	71,173,419	70,594,950
Net (loss) income per share attributable to Schrödinger common and limited common stockholders, diluted:	$(0.32)	$(0.36)	$(0.54)	$0.54	$(2.10)	$(1.42)
Weighted average shares used to compute net (loss) income per share attributable to Schrödinger common and limited common stockholders, diluted:	72,062,761	71,270,563	70,930,410	74,986,816	71,173,419	70,594,950